UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Global Water Resources, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Annual Meeting of Stockholders
To be held on May 14, 2026
Dear Stockholders:
The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Global Water Resources, Inc. (“we” or “our”) will be held on Thursday, May 14, 2026, at 11:00 a.m. Local Time, at our corporate headquarters, located at 21410 North 19th Avenue, Suite 205, Phoenix, Arizona 85027, for the purposes of:
•electing seven directors to serve on our board of directors for a term of office to expire at the 2027 Annual Meeting of Stockholders, with each director to hold office until his or her successor is duly elected or until his or her earlier resignation or removal;
•ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
•approving, on an advisory basis, the compensation of our named executive officers; and
•transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
We currently are not aware of any other matters scheduled to come before the Annual Meeting. All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business as of March 17, 2026 are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof.
This year, we are taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders via the Internet. On April 3, 2026, we sent a "Notice of Internet Availability of Proxy Materials" (the "Notice") to holders of our common stock as of the record date. The Notice describes how you can access our proxy materials as of April 3, 2026.
Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. You may vote via the Internet or by mail before the Annual Meeting, or in person at the Annual Meeting. For specific instructions, please refer to the Notice. As always, we encourage you to vote your shares prior to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2026
The Company’s proxy statement for the Annual Meeting and its 2025 annual report to stockholders are available at
https://materials.proxyvote.com/379463

Sincerely,

/s/ Ron L. Fleming
Ron L. Fleming Chairman, President, and Chief Executive Officer

Correspondence:
Global Water Resources, Inc. - Corporate Headquarters	Phone: 480-360-7775
21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027	Fax: 844-232-3517
gwresources.com

GLOBAL WATER RESOURCES, INC.
PROXY STATEMENT
ANNUAL MEETING INFORMATION

General
The board of directors (the "Board of Directors" or the "Board") of Global Water Resources, Inc. (the “Company”, “we”, “our”, or “us”) is soliciting your proxy for the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate headquarters, located at 21410 North 19th Avenue, Suite 205, Phoenix, Arizona 85027, on Thursday, May 14, 2026, at 11:00 a.m. Local Time, and at any and all adjourned or postponed sessions of the Annual Meeting, for the purposes of:
•electing seven directors to serve on our board of directors for a term of office to expire at the 2027 Annual Meeting of Stockholders, with each director to hold office until his or her successor is duly elected or until his or her earlier resignation or removal;
•ratifying the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
•approving, on an advisory basis, the compensation of our named executive officers, referred to as "say-on-pay"; and
•transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
As always, we encourage you to vote your shares prior to the Annual Meeting.
Internet Availability of Proxy Materials
Under Securities Exchange Commission (“SEC”) rules, we are providing our stockholders with access to our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, on the Internet in lieu of mailing printed copies. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.
As a result, our stockholders will receive in the mail a “Notice of Internet Availability of Proxy Materials” (the “Notice”). The Notice is different than the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. We will begin mailing the Notice to stockholders on April 3, 2026, and the proxy materials will be first made available on the Internet on April 3, 2026.
The Notice will contain instructions on how to access and review our proxy materials and vote online. The Notice will also contain instructions on how you can request a printed copy of our proxy materials, including a proxy card if you are a record holder or a voting instruction form if you are a beneficial owner. By following the instructions in the Notice, you may request to receive, at no cost, a printed or electronic copy of our proxy materials for the Annual Meeting and indicate such delivery preference for future proxy solicitations. If you make such request by email and would like this delivery method for future proxy solicitations, you must specifically state in your email that such delivery preference should remain in effect for future proxy solicitations. Your request to receive future materials in paper or via email will remain in effect for future proxy solicitations until you terminate it. The proxy materials are available, free of charge, on our corporate website (www.gwresources.com) under “Investors” as well. By referring to our website, we do not incorporate the website or any portion of the website by reference into this proxy statement.
We also follow a procedure called “householding,” which the SEC has approved. Under this procedure, we may deliver a single copy of the Notice or proxy materials to stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. All stockholders have the ability to access the proxy materials on the website referred to in the Notice. If you would like to receive a separate copy of the Notice or proxy materials, or a separate copy of future notices regarding the availability of proxy materials or future proxy materials (or, if you requested a printed copy of the proxy materials, an additional printed copy of the proxy materials), please submit your request to our mailing address: Global Water Resources, Inc., Attention: Corporate Secretary, 21410 North 19th Avenue, Suite 220, Phoenix, Arizona 85027, email:corporatesecretary@gwresources.com, or telephone number: 480-360-7775, and we will promptly deliver separate copies to you. Similarly, if you share an address with another stockholder and received multiple copies of the Notice or the proxy materials, you may write or call us at the above address and telephone number to make arrangements to receive a single copy of the Notice or the proxy materials at the shared address in the future.

If your shares are registered differently or are held in more than one account at a brokerage firm, bank, broker-dealer, or other similar organization, you may receive more than one Notice or more than one paper copy of the proxy materials. Please follow the instructions printed on each Notice that you receive and vote the shares represented by each Notice to ensure that all of your shares are voted. If you requested to receive a printed copy of the proxy materials, please follow the voting instructions on the proxy cards or voting instruction forms, as applicable, and vote all proxy cards or voting instruction forms, as applicable, to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. If you are a registered holder, you can accomplish this by contacting our transfer agent, Broadridge Corporate Issuer Solutions, LLC (“Broadridge”), at 877-830-4936 or in writing at Broadridge Corporate Issuer Solutions, LLC, 51 Mercedes Way, Edgewood, NY 11717. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, you can accomplish this by contacting the brokerage firm, bank, broker-dealer, or other similar organization.
Voting; Quorum
Our outstanding common stock constitutes the only class of securities entitled to vote at the Annual Meeting. Common stockholders of record at the close of business on March 17, 2026, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. On the record date, 28,763,634 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote. The presence at the Annual Meeting, in person, or by proxy, of the holders of one-third of the shares of common stock issued and outstanding on March 17, 2026 will constitute a quorum.
All votes will be tabulated by the Inspector of Elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Broker non-votes occur when a nominee, such as a brokerage firm or financial institution (each, a “nominee”), that holds shares on behalf of a beneficial owner does not receive voting instructions from such owner regarding a matter for which such nominee does not have discretion to vote on the proposal without such instructions. The rules applicable to brokerage firms and financial institutions permit nominees to vote in their discretion on routine matters in the absence of voting instructions from the beneficial holder. The ratification of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal Two) is a routine matter. On non-routine matters, nominees cannot vote unless they receive instructions from the beneficial owner. The election of the seven directors to serve on our Board of Director (Proposal One) and the say-on-pay proposal (Proposal Three) are non-routine matters. Abstentions and broker non-votes are counted as present for purposes of determining whether there is a quorum for the transaction of business. For the matters to be voted on at this year’s Annual Meeting, broker non-votes will not be counted for purposes of determining whether a proposal has been approved. See “Voting Procedure—Beneficial Owners of Shares Held in Street Name” below.
The election of directors will be by plurality vote of our outstanding shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote. Accordingly, the seven nominees receiving the highest number of affirmative votes will be elected. Votes marked “withhold” and broker non-votes will not affect the outcome of the election, although they will be counted as present for purposes of determining whether there is a quorum. In addition, withhold votes may have an effect on director nominees pursuant to the majority voting policy adopted by our Board of Directors. See "Corporate Governance—Majority Voting Policy" for additional information.
Ratification of the appointment of Deloitte requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions with respect to this proposal will have the same effect as a vote against this proposal. As discussed above, nominees may generally vote in their discretion on routine matters, and therefore no broker non-votes are expected in connection with this proposal to ratify the appointment of Deloitte.
The say-on-pay proposal requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions with respect to this proposal will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.
Voting Procedure
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, you are a stockholder of record and you received the Notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials, and how to vote by proxy. You can vote in person at the Annual Meeting or by proxy. The Notice is not a ballot and you cannot use it to vote your shares. If you mark your vote on the Notice and send it back to us, your vote will not count. There are three ways stockholders of record can vote: (1) in person, by bringing your printed proxy card if you received one by mail or by ballot at the Annual Meeting; (2) via the Internet, by following the instructions in the Notice; (3) or by mail, if you received or requested printed copies of the proxy materials in the mail, by filling out the proxy card and returning it in the envelope provided. If you are a stockholder of record, and you indicate when voting on the Internet that you wish to vote as recommended by the Board of Directors, or sign and return a proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters presented for a vote at the Annual Meeting. Unless there are different instructions on the proxy card, all shares represented by valid proxies (and not revoked before they are voted) will be voted as follows at the Annual Meeting:
•FOR the election of each of the director nominees listed in Proposal One;
•FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm, as described in Proposal Two; and
•FOR the say-on-pay proposal approving, on an advisory basis, the compensation of our named executive officers, as described in Proposal Three.
Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and such organization forwarded to you the Notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials, and how to vote by proxy. The Notice is not a ballot and you cannot use it to vote your shares. There are three ways beneficial owners of shares held in street name can vote by proxy: (1) in person, by obtaining a legal proxy from the organization holding your account; (2) via the Internet, by following the instructions in the Notice or voting instruction form; or (3) by mail, if you received or requested printed copies of the proxy materials in the mail, by filling out the voting instruction form and returning it in the envelope provided. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. If you do not provide such organization with specific voting instructions, under the rules of the various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If such organization does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote will have the effects described above under “Voting; Quorum.”
Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or your authenticated Internet or telephone proxy, will give authority to Ron L. Fleming and Michael J. Liebman to vote on such matters at their discretion.
Revocability of Proxies
You may revoke your proxy at any time before it is actually voted at the Annual Meeting by:
•delivering written notice of revocation to our Corporate Secretary at our mailing address: 21410 North 19th Avenue, Suite 220, Phoenix, Arizona 85027;
•submitting a later dated proxy; or
•attending the Annual Meeting and voting in person.
Your attendance at the Annual Meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person present at the Annual Meeting by executing a form of proxy designating that person to act on your behalf.
If you are a beneficial owner of our shares, but those shares are held of record by another person such as a brokerage firm or bank, then you will need to revoke or resubmit your voting instructions through your broker or nominee and in accordance with its procedures. In order to attend the Annual Meeting and vote in person, you will need to obtain a legal proxy from your broker or nominee, the stockholder of record.
Solicitation
This solicitation is made on behalf of our Board of Directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms and other custodians, nominees, and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers, and employees may solicit proxies by email, the Internet, telephone, facsimile, or personal interview. No additional compensation will be paid to these individuals for any such services.

PROPOSAL ONE – ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will elect seven directors to serve on our Board of Directors until the next annual meeting of stockholders, or until their successors are elected and shall have qualified, subject to their earlier death, resignation, or removal as permitted by law. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the seven persons receiving the greatest number of votes will be elected as directors.
Our Board of Directors, acting through our Corporate Governance, Nominating, Environmental, and Health and Safety Committee, is responsible for nominating a slate of directors that collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board.
The Corporate Governance, Nominating, Environmental, and Health and Safety Committee has recommended Ron L. Fleming, Richard M. Alexander, Andrew M. Cohn, Brett Huckelbridge, Jonathan L. Levine, David Rousseau, and Christa Steele, as nominees for election at the Annual Meeting. All nominees are presently directors of the Company. With the exception of Ms. Steele, who was appointed by the Company effective January 1, 2026, all nominees were elected by stockholders at the Company's 2025 Annual Meeting of Stockholders.
We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. All of our nominees have managerial experience and are accustomed to dealing with complex problems. We also believe each of these nominees has other attributes necessary to create an effective Board, including high personal and professional ethics, the willingness to engage management and each other in a constructive and collaborative fashion, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Corporate Governance, Nominating, Environmental, and Health and Safety Committee and the Board of Directors to conclude that each individual should be nominated to serve as a director of the Company.

Name	Age	Position
Ron L. Fleming	46	Chairman of the Board, President, and Chief Executive Officer
Richard M. Alexander	70	Director and Lead Independent Director
Andrew M. Cohn	62	Director
Brett Huckelbridge	53	Director
Jonathan L. Levine	62	Director
David Rousseau	64	Director
Christa Steele	51	Director
Ron L. Fleming, age 46, has served as our President and Chief Executive Officer since May 2015 and has served as one of our directors since May 2016. Prior to such appointment, he served in various roles at the Company, including as Interim Chief Executive Officer, Chief Operating Officer, Vice President, and General Manager from 2007 to 2014, and as Senior Project Manager of Engineering and Construction from 2004 to 2006. Mr. Fleming joined the Company in 2004, crossing over from the construction industry where he worked for general contractors providing project management on numerous large-scale heavy civil infrastructure projects throughout Arizona. Mr. Fleming has over 25 years of related management and utility experience. He holds a bachelor's degree in Construction Management from the School of Engineering at Northern Arizona University, with an emphasis in Heavy Civil Engineering and a minor in Business Administration. Mr. Fleming is a Director of the Pinal Partnership, where he is the Board Liaison and co-founder of the organization’s Water Resources Committee, as well as Director of the National Association of Water Companies (NAWC). We believe Mr. Fleming’s history with the Company, industry leadership and operational experience make him well-qualified to serve as a member of our Board of Directors.

Richard M. Alexander, age 70, has served as a director of the Company since December 2010. Mr. Alexander has been involved in the oil and gas industry for over 40 years. Mr. Alexander currently is a director of CanAsia Energy Corp. and has previously served as a director for Parallel Energy Trust and Oryx Petroleum. Mr. Alexander served as the Interim President and Chief Executive Officer of Parallel Energy Trust from January 2012 to March 2013 and served as the President and Chief Executive Officer of Parallel Energy Trust from March 2013 to March 2016. Mr. Alexander was the President and Chief Operating Officer of AltaGas Ltd. and also held the positions of Executive Vice President, Chief Operating Officer, and Chief Financial Officer from 2006 to 2012. From 2003 to 2006, Mr. Alexander served as the Vice President, Finance and Chief Financial Officer of Niko Resources Ltd., and Vice President, Investor Relations and Communications of Husky Energy Inc. from 2001 to 2003. Mr. Alexander holds a Chartered Financial Analyst (CFA) and a Chartered Public Accountant (CPA) designation. He graduated from Ryerson University with a Bachelor of Business Management. In November 2015, Parallel Energy Trust filed an application for protection under the Companies’ Creditors Arrangement Act with the Alberta Court of Queen’s Bench in Calgary. Parallel Energy Trust’s wholly-owned U.S. based subsidiaries, Parallel Energy LP and Parallel Energy GP LLC, also filed for relief under chapter 11 of title 11 of the United States Code. Subject to judicial approval, the wholly-owned U.S. subsidiaries sold substantially all of their assets to Scout Energy Group II, LP as part of the bankruptcy process. We believe Mr. Alexander’s extensive financial and executive leadership experience make him well-qualified to serve as a member of our Board of Directors.
Andrew M. Cohn, age 62, has served as a director of the Company since May 2021. Mr. Cohn is the Director of Real Estate for Levine Investments Limited Partnership and an active real estate investor based in Phoenix, Arizona. Mr. Cohn graduated with a degree in business from the University of Arizona. His talents have led him to various aspects of real estate, development, lending, corporate ownership, and utilities. Additionally, his many business pursuits have involved investment in numerous startup companies, while mentoring young entrepreneurs as they set up, fund, and run new companies. Mr. Cohn has had ownership and advisory roles in multiple companies. We believe Mr. Cohn's business acumen, advisory experience, and extensive knowledge of key economic drivers in our operating region make him well-qualified to serve as a member of our Board of Directors.
Brett Huckelbridge, age 53, has served as a director of the Company since May 2018. Mr. Huckelbridge is the Managing Member with Steel Canyon Capital, LLC, a registered investment advisory firm, located in Phoenix, Arizona. He has been with Steel Canyon Capital, LLC since 2006, with primary responsibilities being the founder and sole portfolio manager of private partnerships focused on investing concentrated portfolios in high quality companies that are undervalued in the public equity markets. From 2003 to 2006, he was the Vice President of ESL Investments and also served as the Vice President, Business Development at Sears Holding, a portfolio company of ESL Investments. From 2000 to 2003, he was a Managing Member of Sonoran Capital, LLC, working on private and public equity investment opportunities primarily in media and communications industries. From 1997 to 2000, he was the Director, Acquisitions & Strategic Planning, for Outdoor Systems, Inc., in charge of mergers and acquisitions, corporate finance, budgeting, investor relations and special projects. We believe Mr. Huckelbridge's experience in mergers and acquisitions, investment knowledge, and financial background make him well-qualified to serve as a member of our Board of Directors.
Jonathan L. Levine, age 62, has served as a director of the Company since May 2021. Mr. Levine has had a 33 year career in the outdoor advertising business and is a real estate investor. Mr. Levine has served as the President of Keim Inc., the general partner of Levine Investments Limited Partnership, since 2005. From 1989 to 1995, Mr. Levine worked at Outdoor Systems Advertising in real estate development and sales. In 1996, Mr. Levine co-founded American Outdoor Advertising, an outdoor advertising company which owns and operates billboards in Arizona, California, and Nevada. In 2016, Mr. Levine became a co-owner of Pacific Outdoor Advertising which was formed to purchase the Portland, Oregon outdoor advertising assets from Clear Channel Outdoor. Mr. Levine attended the University of Texas from 1981 to 1984 and holds a Bachelor of Arts from Arizona State University. We believe Mr. Levine's business acumen and experience, coupled with extensive knowledge of key economic drivers in our operating region make him well-qualified to serve as a member of our Board of Directors.
David Rousseau, age 64, has served as a director of the Company since February 2019. Mr. Rousseau is the president of Salt River Project (SRP), a community-based, not-for-profit company providing water and electric power to more than 2 million people in Central Arizona. SRP is the largest provider of electricity in the greater Phoenix metropolitan area as well as the area’s largest supplier of wholesale water, delivering about 800,000 acre-feet annually to municipal, urban and agricultural water users. Mr. Rousseau has served as the president since 2010. Previously, Mr. Rousseau served on the SRP Council and board of directors for 20 years. Mr. Rousseau began his career as co-founder of Rousseau Farming Company, which grew to more than 10,000 acres and became one of the largest produce suppliers in Central Arizona. Mr. Rousseau serves on the advisory boards of Emerald AI, Everpower and Harrison Properties and formerly served on the boards of the Banner Health Foundation, The Nature Conservancy, and the Phoenix Art Museum. He is also involved with the Greater Phoenix Economic Council, Partnership for Economic Innovation and Arizona Super Bowl Host Committee. He holds a degree in agricultural business from the University of Arizona, along with an executive Master of Business Administration from University of Southern California. We believe Mr. Rousseau's industry expertise, business acumen, and board experience make him well-qualified to serve as a member of our Board of Directors.

Christa Steele, age 51, has served as a director of the Company since January 1, 2026. Ms. Steele has more than two decades of leadership experience as a CEO, executive, and board member across public and private organizations. Her expertise encompasses regulatory navigation, digital transformation, financial oversight, growth strategy development, and mergers and acquisitions. From 2020 to 2022, Ms. Steele served as a board member and as interim CEO of BALCO Holdings, parent company of Bay Alarm, Bay Alarm Medical and BALCO Properties, with approximately 1,200 employees and revenues of approximately $300 million. Prior to that, from 2013 to 2015, Ms. Steele served as board member, president and CEO of Mechanics Bank until it was acquired by a subsidiary of Ford Financial Fund. Ms. Steele currently serves on the board of directors of Deep Isolation Nuclear, The Doctors Company and Tanimura & Antle, beginning in 2025, 2023 and 2019, respectively, and also serves as audit committee chair and on several other board committees at The Doctors Company. Ms. Steele holds a Master of Business Administration from the University of Southern California, a Bachelor of Arts from California State University - Sacramento, and a CERT in Cybersecurity Oversight from Carnegie Mellon University’s Software Engineering Institute. We believe Ms. Steele's business acumen, board experience, and cybersecurity expertise make her well-qualified to serve as a member of our Board of Directors.The Company knows of no reason why any of the nominees for director would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors may recommend.
Our Board of Directors recommends that you vote “FOR” the election of each director nominee.

CORPORATE GOVERNANCE
Independence of Directors
The Board of Directors has determined that Mr. Alexander, Mr. Huckelbridge, Mr. Rousseau, and Ms. Steele are independent as defined by Nasdaq listing standards and the independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Debra Coy, who retired from the Board of Directors effective December 31, 2025, was previously determined to be independent as well.
As part of its determination that Mr. Huckelbridge is independent, the Board considered the fact that he is the owner and managing member of Steel Canyon Capital, LLC, which manages investments on behalf of Levine Investments Limited Partnership (“LILP”). LILP provides a significant portion of the assets under management by Steel Canyon Capital, LLC. The general partner of LILP is Keim Inc. (“Keim”). Mr. J. Levine is a limited partner of LILP, owns 50% of the voting shares of Keim and is a director and President of Keim. Mr. J. Levine is also a significant stockholder (through LILP) of the Company. Mr. Cohn is the Director of Real Estate for LILP and a significant stockholder of the Company. In addition, Steel Canyon Capital, LLC subleases office space from Camelback Systems, Inc. (“Camelback Systems”) pursuant to a verbal sublease agreement. Mr. J. Levine is a director and President of Camelback Systems.
Board Leadership Structure
The Board of Directors understands that board structures vary greatly among United States public corporations, and the Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the Chairman and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, the Board believes that to be effective, the governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.
Currently, the Chairman of the Board of Directors is the Company’s President and Chief Executive Officer, Ron L. Fleming. The Board of Directors believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for the Company, given Mr. Fleming’s in-depth knowledge of the Company’s business, operations and industry, as well as his ability to formulate and implement strategic initiatives. Further, Mr. Fleming is intimately involved in the day-to-day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the Board. In addition, the Board of Directors further determined that it was appropriate to have a structure that provided strong leadership among its independent directors. As a result, the Board of Directors has a lead independent director with Mr. Alexander currently serving in such capacity. The duties of the lead independent director include, presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present, including all meetings of independent directors; encouraging and facilitating active participation of all directors; serving as a liaison between the independent directors and the Chairman of the Board on sensitive issues and otherwise when appropriate; reviewing and advising on board meeting agendas, schedules, and materials; and performing such other duties as the Board of Directors may from time to time delegate.
The Board will continue to consider from time to time whether the Chairman and Chief Executive Officer positions should be combined or separated based on what the Board believes is best for the Company and its stockholders.
Risk Oversight
Our Board of Directors has overall responsibility for the oversight of risk management. As part of this oversight, on a regular basis, our Board of Directors receives reports from various members of management and is actively involved in monitoring and approving key decisions relating to our operations and strategy. In setting the Company’s business strategy, the Board of Directors assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. For example, the Audit and Risk Committee oversees risks relating to accounting and financial reporting matters, as well as the enterprise risk management process; the Compensation Committee oversees risks relating to the compensation and incentives provided to our executive officers; and the Corporate Governance, Nominating, Environmental, and Health and Safety Committee oversees risks relating to the Company’s health and safety practices, as well as risks and exposures associated with director and management succession planning, corporate governance and overall effectiveness of the Board of Directors. The Board of Directors is advised by these committees of significant risks and management’s response via periodic updates.

Majority Voting Policy
Our Board of Directors has adopted a policy which provides that, if the total number of votes withheld exceeds the number of votes cast in favor of a director nominee, the director must immediately submit his or her resignation to the Chairman of our Board of Directors, to be effective when accepted by our Board of Directors. Our Corporate Governance, Nominating, Environmental, and Health and Safety Committee will then consider and make a recommendation to our Board of Directors regarding the resignation. A director who tenders a resignation pursuant to this policy will not participate in any meeting of our Board of Directors or any board sub-committee at which the resignation is considered. Our Board of Directors will accept the resignation absent exceptional circumstances. If a resignation is accepted, our Board of Directors may: (i) leave the vacancy unfilled until the next annual stockholders’ meeting; (ii) appoint a new director to fill the vacancy; or (iii) call a special stockholders’ meeting to fill the vacancy. This policy applies only to uncontested elections — that is, elections in which the number of director nominees is equal to the number of directors to be elected.
Insider Trading Policy
Our Board of Directors has adopted an insider trading policy that governs the purchase, sale, and other dispositions of our securities by our directors, officers, and employees, which prohibits such persons (and their family members) from conducting transactions involving the purchase or sale of the Company's securities or securities of certain other publicly traded companies while in possession of material nonpublic information. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards. A copy of our insider trading policy can be found as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 4, 2026.
Restrictions on Short Sales, Hedging, Pledging, and Similar Transactions
Our insider trading policy also prohibits our employees (including executive officers) and directors from engaging in transactions involving short sales, options trading, and hedging or monetization arrangements with respect to our securities, as well as prohibits such individuals from holding the Company’s securities in a margin account. Additionally, our insider trading policy generally prohibits such individuals from entering into pledging arrangements with respect to our securities, except in limited circumstances with pre-approval from the Audit and Risk Committee.
Board and Committee Information
During 2025, the Board of Directors held four meetings. Each director attended 100% of the aggregate number of such meetings and meetings of the committees on which he/she served (during the period for which he/she served on the Board and such committees). Although we have no formal policy about attendance at the Annual Meeting of Stockholders by our directors, it is encouraged. One director attended the prior year’s Annual Meeting of Stockholders in person.
Our Board of Directors has established three standing committees: the Audit and Risk Committee, the Compensation Committee, and the Corporate Governance, Nominating, Environmental, and Health and Safety Committee, each of which have the composition and responsibilities described below. Charters for each of these committees are available on the Company’s website at www.gwresources.com. Information on the website does not constitute a part of this proxy statement.
Each year, the Board conducts an evaluation of its performance, led by the Corporate Governance, Nominating, Environmental, and Health and Safety Committee in cooperation with the Chairman of the Board and lead independent director. The evaluation considers matters such as the effectiveness of Board meeting processes, discussions with management, Board oversight of strategic planning and risk management, and the effectiveness of Board committee functions as outlined in the committee charters.

During our last fiscal year, the members and chair of each committee were as follows:

Director	Audit and Risk Committee	Compensation Committee	Corporate Governance, Nominating, Environmental, and Health and Safety Committee
Ron L. Fleming
Richard M. Alexander	x (chair)	x	x
Andrew M. Cohn
Debra G. Coy(1)	x		x (chair)
Brett Huckelbridge	x	x
Jonathan L. Levine
David Rousseau		x (chair)	x
(1)Ms. Coy retired from the Board of Directors effective December 31, 2025. Ms. Steele was appointed to serve on the Audit Committee and as Chair of the Corporate Governance, Nominating, Environmental, and Health and Safety Committee, effective January 1, 2026.
Audit and Risk Committee
Our Audit and Risk Committee’s primary functions are to oversee our accounting and financial reporting processes, internal control systems, independent auditor relationship, and the audits of our financial statements. This committee’s responsibilities include the following:
•selecting and hiring our independent registered public accounting firm;
•evaluating the qualifications, independence, and performance of our independent registered public accounting firm;
•reviewing and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•reviewing the design, adequacy, implementation, and effectiveness of our internal controls established for finance, accounting, legal compliance, and ethics;
•reviewing the design, adequacy, implementation, and effectiveness of our critical accounting and financial policies;
•overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements;
•reviewing with management and our independent registered public accounting firm the results of our annual and quarterly financial statements;
•preparing the audit committee report that the SEC requires in our annual proxy statement;
•reviewing and approving any related party transactions; and
•preparing risk assessment, overseeing risk management, and reviewing with management any major risk exposures.
The Audit and Risk Committee held four meetings during 2025. Our Board of Directors has determined that each member of our Audit and Risk Committee meets the requirements for independence under current SEC rules and Nasdaq listing standards applicable to audit committee members. Our Board of Directors has additionally determined that each of Messrs. Alexander and Huckelbridge and Ms. Steele is an audit committee financial expert as defined under applicable SEC rules and regulations and meets the financial sophistication requirements under the Nasdaq listing standards.
Compensation Committee
Our Compensation Committee’s primary functions are to monitor and assist our Board of Directors in determining compensation for our senior management, directors, and key employees. This committee’s responsibilities include the following:
•setting performance goals for our officers and reviewing their performance against these goals;
•reviewing and recommending compensation and benefit plans for our officers and key employees and compensation policies for our Board of Directors and members of our board committees;
•reviewing the terms of offer letters and employment agreements and arrangements with our officers; and
•reviewing director compensation for service on our Board of Directors and any committees of our Board of Directors.

The Compensation Committee held four meetings during 2025. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under current SEC rules and Nasdaq listing standards applicable to compensation committee members. The charter for our Compensation Committee provides it the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion.
Corporate Governance, Nominating, Environmental, and Health and Safety Committee
Our Corporate Governance, Nominating, Environmental, and Health and Safety Committee’s primary functions are to assist our Board of Directors by identifying individuals qualified to become directors consistent with criteria established by our Board of Directors. This committee’s responsibilities include the following:
•evaluating the composition, size, and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to committees of our Board of Directors;
•recommending to our Board of Directors the persons to be nominated for election as directors;
•administering a policy for considering nominees for election to our Board of Directors;
•overseeing our directors’ performance and self-evaluation process;
•reviewing our corporate governance principles and providing recommendations to our Board of Directors regarding possible changes;
•reviewing and monitoring compliance with our code of conduct and ethics and our insider trading policy;
•ensuring that there is appropriate orientation, education, and training programs for new and existing directors; and
•assessing the Company’s health and safety practices and ensuring that there is a culture of health and safety enforcement.
The Corporate Governance, Nominating, Environmental, and Health and Safety Committee held four meetings during 2025. Our Board of Directors has determined that each member of our Corporate Governance, Nominating, Environmental, and Health and Safety Committee meets the requirements for independence under the current requirements of the Nasdaq listing standards.
Environmental, Social and Governance
Our Environmental, Social and Governance (“ESG”) program is led by management with oversight and direction provided by the Board of Directors. Board committee oversight of ESG is provided by the Corporate Governance, Nominating, Environmental and Health and Safety Committee.
In September 2024, our latest Sustainability report was announced and made available on our website. Water stewardship is a key focus, reflecting our commitment to protecting the world's most precious resource. Highlighted in the report is our award-winning implementation of Total Water Management, which is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater, and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water.
Director Nomination Process
The Corporate Governance, Nominating, Environmental, and Health and Safety Committee is responsible for identifying, screening, and recommending candidates to the Board of Directors for board membership. The Corporate Governance, Nominating, Environmental, and Health and Safety Committee typically solicits recommendations for nominees from the persons the committee believes are (i) likely to be familiar with the needs of the Company and (ii) qualified candidates. These persons may include members of the Board and management of the Company. The Corporate Governance, Nominating, Environmental, and Health and Safety Committee may also engage a professional search firm to assist in identifying qualified candidates.
When formulating its Board of Directors membership recommendations, the Corporate Governance, Nominating, Environmental, and Health and Safety Committee may also consider recommendations from the Company’s stockholders. There are no differences in the manner in which the Corporate Governance, Nominating, Environmental, and Health and Safety Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. However, stockholders desiring to nominate a director candidate in connection with an annual meeting must comply with certain procedures. See the section entitled “Stockholder Proposals for 2027 Annual Meeting” in this proxy statement and Section 1.13 of the Company’s Amended and Restated Bylaws for additional information regarding stockholder nominations.

Criteria for Nomination to the Board of Directors
The Corporate Governance, Nominating, Environmental, and Health and Safety Committee reviews the qualifications of each person considered a candidate for director, and director candidates are selected based upon various criteria including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Corporate Governance, Nominating, Environmental, and Health and Safety Committee considers appropriate in the context of the needs of the Board of Directors. In addition, the Corporate Governance, Nominating, Environmental, and Health and Safety Committee and the Board of Directors believe that diversity along multiple dimensions, including race, ethnicity, gender, age, education, cultural background, opinions, skills, perspectives, professional experiences, and other differentiating characteristics, is an important element of its nomination recommendations. Although the Board of Directors does not have a formal diversity policy, the Corporate Governance, Nominating, Environmental, and Health and Safety Committee and the Board of Directors review the factors described above in considering candidates for board membership.
Compensation of Directors
Summary of Director Compensation Program
Historically, directors have been entitled to compensation for their services as members of the Board of Directors of the Company. The compensation arrangements for the non-employee directors of the Company are summarized below.

Component	Amount ($)	Payment Method(1)
Annual Retainer	57,000 per year	50% stock/50% cash
Lead Independent Director Fee	9,500 per year	50% stock/50% cash
Audit and Risk Committee Chair Fee	14,000 per year	50% stock/50% cash
Compensation Committee Chair Fee	8,750 per year	50% stock/50% cash
Corporate Governance, Nominating, Environmental, and Health and Safety Committee Chair Fee	8,750 per year	50% stock/50% cash
Audit Committee Membership Retainer	9,000 per year	50% stock/50% cash
Compensation Committee Membership Retainer	8,750 per year	50% stock/50% cash
Corporate Governance, Nominating, Environmental, and Health and Safety Committee Membership Retainer	8,000 per year	50% stock/50% cash
(1)Directors receive one-half of their compensation in cash and one-half in the form of restricted stock awards ("RSAs") granted under the Global Water Resources, Inc. 2020 Omnibus Incentive Plan (the "2020 Incentive Plan").
The directors of the Company are also reimbursed for out-of-pocket expenses incurred for attending board and committee meetings. The directors of the Company that were entitled to compensation in 2025 were Messrs. Alexander, Cohn, Huckelbridge, J. Levine and Rousseau and Ms. Coy. Mr. Fleming is not compensated for his role as Chairman of the Board.
Director Compensation Table
The table below sets forth information concerning compensation of the Company’s non-employee directors in 2025.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Richard M. Alexander	53,125	53,125	5,755	112,005
Andrew M. Cohn	28,500	28,500	499	57,499
Debra G. Coy(3)	41,375	41,375	727	83,477
Brett Huckelbridge	37,375	37,375	4,992	79,742
Jonathan L. Levine	28,500	28,500	—	57,000
David Rousseau	41,250	41,250	4,640	87,140
(1)Represents the aggregate grant date fair value of RSAs awarded in 2025 in accordance with Accounting Standards Codification ("ASC") 718 "Compensation-Stock Compensation." The value of the RSAs presented above was calculated as the common share price on Nasdaq on the date the related RSAs were awarded, multiplied by the number of RSAs awarded. RSAs are fully vested upon issuance. For more information regarding the Company’s accounting treatment of the share-based compensation, refer to Note 15, Share-based Compensation, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 4, 2026.
(2)Represents dividends earned on Restricted Stock Units ("RSUs") and deferred phantom units ("DPUs") held by the director. Prior to 2024, directors received DPUs and RSUs, as applicable, as part of their director compensation.
(3)Ms. Coy retired from the Board of Directors effective December 31, 2025.

EXECUTIVE OFFICERS
The following are our executive officers as of March 17, 2026, along with the biographies describing the business experience of each of the executive officers, except for Ron L. Fleming, President and Chief Executive Officer, whose biography is provided under the heading "Proposal One — Election of Directors."

Name	Age	Position
Ron L. Fleming	46	Chairman of the Board, President, and Chief Executive Officer
Michael J. Liebman	49	Chief Financial Officer and Corporate Secretary
Christopher D. Krygier	42	Chief Operating Officer
Robert J. Kuta	61	Executive Vice President, Engineering & Environmental Resources
John Carroll Lenderking	52	Senior Vice President, Water Resources and Legislative Affairs
Jonathan C. Corwin	46	Vice President and General Manager
Steven Brill	57	Vice President, IT Operations and Security
Mr. Liebman has served as Chief Financial Officer and Corporate Secretary of the Company since May 2014. Mr. Liebman brings over 25 years of finance and management experience. Prior to joining the Company, Mr. Liebman was a Senior Director at Alvarez and Marsal, a leading turnaround and restructuring firm in the United States, from 2002 to 2014. While at Alvarez and Marsal, Mr. Liebman provided strategic planning and interim management services to companies across various industries, including homebuilding, retail, rental/leasing, and manufacturing. During this time, he successfully negotiated the restructuring of over $3 billion in capital and helped raise $750 million of new capital for clients. Mr. Liebman holds a Bachelor of Science Degree in Accounting from Northern Arizona University. He is a Certified Public Accountant, licensed in Arizona.
Mr. Krygier has served as Chief Operating Officer since February 2023. He joined the Company in June 2020 and served as the Company’s Chief Strategy Officer from June 2020 to February 2023. Mr. Krygier brings over 15 years of experience in operations management, regulatory strategy, and capital deployment for large projects and transactions, along with multi-state experience and industry knowledge. Prior to joining the Company, Mr. Krygier held various roles at Liberty Utilities (subsidiary of Algonquin Power & Utilities Corporation) from March 2012 to June 2020. As Director of Operations, Mr. Krygier oversaw approximately 75,000 water/wastewater utility customers in Arizona and Texas, from late 2018 to mid-2020; as Director of Rates and Regulatory Affairs, he oversaw all regulatory commission activities for six states and approximately 330,000 customers, from early 2017 to late 2018; and as Director of Regulatory and Government Affairs, he oversaw regulatory commission activity for three states and approximately 55,000 customers from late 2013 to late 2017. He has extensive experience representing utilities before the Arizona Corporation Commission, other public utility commissions, and municipal and county governments regarding the formulation of policy, rates, and regulations. Mr. Krygier serves as President of the Water Utilities Association of Arizona, an industry trade group representing Arizona's investor owned water utilities. Mr. Krygier holds a Master of Business Administration and a Bachelor of Science in Economics from Arizona State University’s W.P. Carey School of Business, is a Certified Management Accountant, a CFA charterholder and a member of the Latino Corporate Directors Association.
Mr. Kuta has served as Executive Vice President of Engineering and Environmental Resources since January 2025. Mr. Kuta brings over 35 years of experience in the water industry, from operations, project delivery and strategic planning to developing and delivering innovative business performance models and regulatory strategies. He also has considerable executive experience within the southwest U.S. regulated utility space. Prior to joining the Company, Mr. Kuta largely served as a Water Utilities Consultant from June 2023 to January 2025 providing advisory services in connection with alternative capital project delivery methods for a utility agency. From June 2015 to June 2023, Mr. Kuta served as Vice President and Chief Water Quality and Environmental Affairs Compliance Officer at California Water Service Company, the country’s third largest investor-owned water utility. At California Water Service Company, he developed and initiated delivery of a forward-looking capital portfolio having a $1.4 billion budget under a three-year development and infrastructure expansion program. Mr. Kuta has obtained an Advanced Executive Certificate from Massachusetts Institute of Technology, holds a Master of Business Administration from the University of Phoenix and a Bachelor of Science in Biology from Central Michigan University.

Mr. Lenderking has served as Senior Vice President of Water Resources and Legislative Affairs since March 9, 2021. He previously held roles as Vice President of Water Resources from February 2020 to March 2021 and Director of Water Resources from March 2018 to February 2020. Prior to joining the Company, he held roles such as the Manager of Water Resources at EPCOR Water, a water utility company, from 2007 to March 2018, in addition to working in the Water Conservation Office at the City of Phoenix in 2007 where he assisted in the management of the City's water resources and oversaw the development of the City's Demand Management Plan and the City's Residential Retrofit Program. Prior to his tenure at the City of Phoenix, Mr. Lenderking worked at the Arizona Department of Water Resources. He held various positions and ultimately oversaw the review of all Phoenix Active Management Area recharge and recovery applications. Mr. Lenderking received his Bachelor of Science in Environmental Resources with a concentration in Watershed Ecology from Arizona State University, and holds a Master of Business Administration from Thunderbird School of Global Management.
Mr. Corwin has served as Vice President since June 2017 and General Manager since September 2013. He previously held roles as Operations Program Manager from 2011 to 2012 and the Maricopa-Casa Grande Regional Manager from 2012 to 2013. Mr. Corwin joined the Company in 2011 after serving eight years as a Civil Engineering Officer in the United States Air Force where his primary duties included managing infrastructure construction and maintenance at multiple Air Force bases. While in the Air Force, he served in a variety of capacities, including civil construction, base utility engineer, maintenance engineer, and emergency manager in both stateside and deployed locations. Mr. Corwin holds a degree in Civil Engineering from the United States Air Force Academy, with an emphasis in structural engineering. He also holds a Master of Business Administration from Arizona State University’s W.P. Carey School of Business.
Mr. Brill has served as Vice President, IT Operations and Security since November 2019. Mr. Brill brings over 20 years of professional experience in information technology ("IT"), with a focus on architecting efficient, scalable, and secure infrastructures. Prior to joining the Company, Mr. Brill served as Vice President, IT Operations and Security from October 2018 to November 2019 at a360inc, a leading technology and outsourcing services provider in the real estate industry. Prior to that, Mr. Brill served in various positions for mid-market manufacturing corporations where he worked directly with chief information officers and chief technology officers designing new enterprise IT infrastructures, deploying new enterprise resource planning systems, and redefining desktop environments. He has also held roles focused on architecting secure, stable, and scalable solutions across the infrastructure stack, including telephony, virtualization, storage, networking, data center, and cloud technologies. Mr. Brill holds a Bachelor of Science in Computer Information Systems from Western International University and a Master of Science in Business Administration - Information Technology Management from Ashford University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of March 17, 2026 for:
•each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•each of our directors and director nominees;
•each of our named executive officers ("NEOs"); and
•all of our directors and executive officers as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock of which such person has the right to acquire beneficial ownership at any time within 60 days of March 17, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise. Percentage of class is based on 28,763,634 shares outstanding as of March 17, 2026.

Unless otherwise indicated, the mailing address of all listed stockholders is c/o Global Water Resources, Inc., 21410 North 19th Avenue, Suite 220, Phoenix, Arizona 85027.

Directors and Named Executive Officers:	Number of Common Stock Shares	Awards vesting within 60 days of Record Date(1)	Total Common Shares Beneficially Owned	Percentage of Common Stock
Jonathan L. Levine(2)	12,179,893	—	12,179,893	42.3%
Andrew Cohn(3)	2,603,134	—	2,603,134	9.1%
Ron L. Fleming	102,643	133,000	235,643	*
Michael J. Liebman	83,666	106,333	189,999	*
Richard M. Alexander	48,614	—	48,614	*
Christopher D. Krygier	33,865	6,667	40,532	*
Brett Huckelbridge	9,314	—	9,314	*
David Rousseau	8,072	—	8,072	*
Christa Steele	1,380	—	1,380	*
All Executive Officers and Directors as a Group of 13 people	15,093,977	343,000	15,436,977	53.7%
5% or Greater Shareholders:
William S. Levine(2)	12,175,267	—	12,175,267	42.3%
* Represents beneficial ownership of less than 1%.
(1)Shares of the Company’s common stock that may be acquired upon exercise of stock options or vesting of RSAs, in each case, that have vested or will vest within 60 days of March 17, 2026.
(2)Number of shares of common stock consists of (i) 12,125,267 shares held of record by LILP and (ii) 50,000 shares held of record by Levine Family Trust "A". The general partner of LILP is Keim. Mr. W. Levine owns 50% of the voting shares of Keim and is the Chairman of Keim. Mr. J. Levine is a limited partner of LILP and owns 50% of the voting shares of Keim and is a director and the President of Keim. Additionally, each of Messrs. W. Levine and J. Levine is a trustee of Levine Family Trust "A". Accordingly, Messrs. W. Levine and J. Levine share voting and dispositive power with respect to the 12,175,267 shares beneficially owned. For J. Levine, the reported number of shares of common stock also includes 4,626 shares held directly by J. Levine.
(3)Mr. Cohn and his spouse have sole voting and dispositive power with respect to 2,560,984 shares and shared voting and dispositive power with respect to 42,150 shares. The address for the Cohn Family is 2801 E Camelback Rd, Suite 450, Phoenix, AZ 85016.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The following are summaries of transactions since January 1, 2024 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Medical Benefits Plan
We provide medical benefits to our employees through our participation in Camelback Services Health Plan (the “Plan”), which is a self-defined, self-insured plan for medical claims currently sponsored by Camelback Systems. The Plan provides health claim administration services for our employees and employees of Camelback Systems. A third-party administrator unrelated to the Company and Camelback Systems administers claims on behalf of the Plan and we remit directly to this third-party administrator of the Plan for medical claims incurred with respect to our employees. Mr. J. Levine, a member of our board and a significant stockholder of the Company, is a director and the President of Camelback Systems. Mr. W. Levine, a former member of our board and a significant stockholder of the Company, is a director and secretary at Camelback Systems. Mr. Cohn, a member of our board and a significant stockholder of the Company, is a vice-president at Camelback Systems. No fees for property or services are paid by the Company to the Plan or to Camelback Systems, although the third-party claims administrator charges the Plan a monthly claims administration fee. We paid approximately $2.6 million and $1.6 million for medical claims to the Plan in 2025 and 2024, respectively.
Standstill Agreement
The Company currently has a Standstill Agreement (the "Standstill Agreement"), dated March 19, 2021, in place with LILP, Mr. W. Levine, Mr. J. Levine and Mr. Cohn (the “Standstill Shareholders”) in order to (i) satisfy itself that none of the Standstill Shareholders, either individually or acting as a group, “control” the Company under the Arizona Corporation Commission (“ACC”) rules and (ii) obtain contractual assurances from the Standstill Shareholders that they would refrain from future actions that could result in one or more of them acquiring “control” of the Company under the ACC rules. Mr. W. Levine, a former member of our Board, owns 50% of the voting shares of Keim and is the Chairman of Keim. Keim is the general partner of LILP. Mr. J. Levine, a member of our Board and the son of Mr. W. Levine, is a limited partner of LILP and owns 50% of the voting shares of Keim and is a director and the President of Keim. Each of Messrs. W. Levine and J. Levine is a significant stockholder (through LILP) of the Company. Mr. Cohn, a member of our Board and a significant stockholder of the Company, is the Director of Real Estate for LILP.
Pursuant to the Standstill Agreement, the Standstill Shareholders agreed that neither they nor their Affiliates (as defined in the Standstill Agreement) will directly or indirectly, without the prior written consent of the Company (i) acquire, agree to acquire, or make any proposal to acquire, equity securities (including convertible debt instruments and preferred stock or any shares of capital stock issuable upon the conversion or exercise thereof) of the Company, or (ii) in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in connection with the ownership, voting or acquisition of any equity security of the Company. Notwithstanding the foregoing, (a) Mr. Cohn may purchase equity securities provided that after such purchase, Mr. Cohn and his Affiliates beneficially own no more than 9.9%, in the aggregate, of the voting power of all voting securities of the Company; and (b) a Standstill Shareholder who is a member of the Board may receive equity compensation in payment for his board service provided that after such payment, such Standstill Shareholder and his Affiliates beneficially own no more than 49.0%, in the aggregate, of the voting power of all voting securities of the Company. The Standstill Agreement provides that it will remain in effect through the date that the Standstill Shareholders (together with their Affiliates) no longer beneficially own common stock representing, on a fully diluted basis, in the aggregate, at least 20% of the Company’s outstanding common stock; provided, however, that the Standstill Agreement may be terminated by any party following six (6) months written notice to the other parties delivered at any time after the later of (i) July 1, 2026 and (ii) the first date after June 30, 2026 that Mr. Cohn is no longer serving on the Board.
Private Placement of Common Stock
On September 30, 2025, the Company completed a private placement offering of 1,270,572 shares of common stock in an offering exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The purchasers purchased the shares at a purchase price (determined in accordance with Nasdaq rules relating to the “market value” of the Company’s common stock) of $10.30 per share, which was equal to the consolidated closing bid price reported by Nasdaq immediately preceding the time the Company entered into the securities purchase agreement. Mr. Cohn and LILP purchased an aggregate of 154,026 and 728,197 shares, respectively, in the offering at the offering price of $10.30 per share.
Public Offering of Common Stock
On March 27, 2025, the Company completed a public offering of 3,220,000 shares of common stock at a public offering price of $10.00 per share, which included 420,000 shares issued and sold to the underwriters following the exercise in full of their option to purchase additional shares of common stock. LILP and Mr. Cohn purchased an aggregate of 1,187,200 and 252,000 shares in the offering, respectively, at the public offering price of $10.00 per share. The underwriters did not receive any underwriting discount or commissions on the shares of common stock purchased by LILP and Mr. Cohn in the offering.

Related Party Transaction Policy
Our Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore adopted a written policy that is to be followed in connection with approving and ratifying all related party transactions involving our company. The policy covers transactions or series of transactions between directors, director nominees, executive officers, stockholders who own more than 5% of our common stock, and any members of their immediate families. It also applies to any business entity in which any of the persons listed above has a direct or indirect material interest.
Permission for a related party transaction may only be granted in writing in advance by either the Audit and Risk Committee of our Board of Directors in the case of transactions involving officers and directors or, in any case, by the Board of Directors acting exclusively through its disinterested members.
Transactions involving the compensation of executive officers will be reviewed and, if appropriate, approved by the Compensation Committee of the Board of Directors in the manner specified in the charter of the Compensation Committee.
Before any related person transaction is permitted, the following factors must be considered:
•the nature of the related party’s interest in the transaction;
•the dollar value of the amount involved in the transaction;
•the dollar value of the related party’s interest in the transaction without regard to the amount of any profit or loss;
•whether the transaction occurs in the ordinary course of business of our company;
•whether the transaction with the related person is proposed to be entered into on terms more favorable to our company than terms that could have been reached with an unrelated party; and
•any other information regarding the transaction of the related party that may be material in light of the circumstances of the particular transaction.
Approval of a related party transaction will only be granted if it is determined that, under all of the circumstances, the transaction is in the best interests of our company and only so long as those interests outweigh any negative effect that may arise from permitting it to occur.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets out the number of shares of common stock to be issued upon exercise of outstanding options, the weighted-average exercise price of outstanding options, and the number of securities available for future issuance under equity compensation plans as of December 31, 2025.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	129,030	$11.26	1,029,250
Equity compensation plans not approved by security holders (1)	268,325	$9.40	—
Total	397,355	$10.00	1,029,250
(1)268,325 of the outstanding options were awarded under the Global Water Resources, Inc. Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan was assumed by the Company in connection with the merger of GWR Global Water Resources Corp. ("GWRC") with and into the Company. The Stock Option Plan was previously approved by GWRC’s shareholders at the 2012 GWRC annual and special meeting. The Stock Option Plan authorized 875,461 stock options, of which 268,325 remain outstanding as of the record date, March 17, 2026. For more information regarding the Company’s outstanding stock options, refer to Note 15, Share-based Compensation, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 4, 2026.

PROPOSAL TWO – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026
The Audit and Risk Committee of the Board of Directors has appointed the firm of Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and is asking the stockholders to ratify this appointment. A representative of Deloitte will attend the Annual Meeting virtually, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
In the event the stockholders fail to ratify the appointment of Deloitte as our independent registered public accounting firm, the Audit and Risk Committee may reconsider its selection.
Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2026.
AUDIT MATTERS
Audit and Risk Committee Report
The Audit and Risk Committee of the Board of Directors is comprised of directors that are “independent” as defined under the current Nasdaq listing standards and Rule 10A-3 under the Exchange Act. The Audit and Risk Committee has a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at www.gwresources.com.
The Audit and Risk Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the process of internal control over financial reporting. The independent registered public accounting firm of Deloitte is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such audited financial statements with accounting principles generally accepted in the United States ("US GAAP"). Deloitte has served as our independent registered public accounting firm since 2003. The Audit and Risk Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2025 (the “Audited Financial Statements”). In addition, the Audit and Risk Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit and Risk Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit and Risk Committee concerning independence and has discussed with Deloitte its independence from the Company. The Audit and Risk Committee further considered whether the provision of non-audit related services by Deloitte to the Company is compatible with maintaining the independence of Deloitte with the Company. The Audit and Risk Committee has also discussed with management of the Company and Deloitte such other matters and received assurances from them as it deemed appropriate.
Based on the above review and discussions, the Audit and Risk Committee recommended to the Board of Directors, and the Board approved, that the Audited Financial Statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

Audit and Risk Committee of the Board of Directors:
Richard M. Alexander, Chairman
Brett Huckelbridge
Christa Steele

Independent Auditor’s Fees
Deloitte served as our independent registered public accounting firm for the fiscal years ended December 31, 2025 and 2024. The aggregate fees billed by Deloitte for the professional services described below for the fiscal years ended December 31, 2025 and 2024, respectively, are set forth in the table below.

	Year Ended December 31,
	2025	2024
Audit Fees(1)	$800,810	$707,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	92,578	84,008
All Other Fees(4)	3,790	—
Total	$897,178	$791,008
(1)Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including issuance of comfort letters and consents for debt and equity issuances and other attest services required by statute or regulation.
(2)Audit-related fees consist of assurance and related services that are traditionally performed by the auditor such as accounting assistance and due diligence in connection with proposed acquisitions or sales, consultations concerning financial accounting and reporting standards, and audits of stand-alone financial statements or other assurance services not required by statute or regulation.
(3)Tax fees consist of tax compliance, tax planning and tax advice, and consulting services, including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.
(4)All other fees reflect accounting research software license costs.
Policy on Audit and Risk Committee Pre-Approval of Audit and Permissible Non-Audit Services
Under its charter, the Audit and Risk Committee must pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms, and establish policies and procedures for the committee’s pre-approval of permitted services by the Company’s independent auditors or other registered public accounting firms on an on-going basis. All of the audit, audit-related, tax services, and all other services provided by Deloitte for the 2025 fiscal year were approved by the Audit and Risk Committee in accordance with the foregoing procedures.
EXECUTIVE COMPENSATION
Overview
This section explains how our compensation program is designed and operated with respect to our executives, specifically the following NEOs:
•Ron L. Fleming, Chairman of the Board, President, and Chief Executive Officer
•Michael J. Liebman, Chief Financial Officer and Corporate Secretary
•Christopher D. Krygier, Chief Operating Officer
Historically, our Board, based on recommendations made by the Compensation Committee, has made decisions regarding salaries, annual bonuses, and incentive compensation for our executive officers and employees and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and our other executive officers. Our Board of Directors solicits input from the Chief Executive Officer and the Compensation Committee regarding the performance of our other executive officers.

Summary Compensation Table
The following table sets forth all compensation paid or payable from the Company in respect of each of the NEOs for services rendered during the fiscal years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other Compensation ($)(3)	Total Compensation ($)
Ron L. Fleming	2025	385,000	—	259,252	156,352	18,799	819,403
Chairman, President, and Chief Executive Officer	2024	367,500	—	183,750	183,750	18,670	753,670
Michael J. Liebman	2025	308,000	—	185,812	100,065	16,431	610,308
Chief Financial Officer and Corporate Secretary	2024	294,000	—	117,600	117,600	12,235	541,435
Christopher D. Krygier	2025	275,000	—	118,859	50,256	14,317	458,432
Chief Operating Officer	2024	262,500	—	59,063	59,063	8,778	389,403
(1)Represents the aggregate grant date fair value of awards of (i) cash-settled RSUs under our 2025 and 2024 Incentive Programs and (ii) restricted stock granted in 2025 pursuant to the respective employment agreements of our NEOs, in each case, calculated in accordance with ASC 718, “Compensation-Stock Compensation.”
The RSUs that were awarded pursuant to our 2025 and 2024 Incentive Program (shown as compensation for 2025 and 2024 in the table above) were issued during the first quarter of 2026 and 2025, respectively, upon determination of achievement of the predetermined performance criteria.
The RSUs vest ratably over 12 consecutive quarters beginning from the date of grant. The RSUs do not have a set expiration date. The value of such awards represents the grant date fair value of the expected cash payment of such RSUs using the price of the Company’s common shares on the date the awards were granted and achievement of the performance goals set forth in the applicable incentive program. For more information regarding our incentive programs, see below under the heading “Annual Incentive Awards.” For GAAP accounting purposes, cash-settled RSUs are accounted for as liability compensatory awards under ASC 710, “Compensation—General.”
The shares of restricted stock were granted to our NEOs in the second quarter of 2025 and vest in May 2026. The value of such awards represents the grant date fair value based on the closing stock price on the grant date and in accordance with ASC 718, "Compensation-Stock Compensation." For more information regarding the respective employment agreements of our NEOs, see below under the heading “Employment Agreements.”
For more information regarding the Company’s accounting treatment of stock-based compensation, refer to Note 15, Share-based Compensation, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 4, 2026.
(2)Represents amounts earned and payable in cash to our NEOs pursuant to our 2025 and 2024 Incentive Programs, as applicable. For more information regarding our incentive programs, see below under the heading “Annual Incentive Awards.”
(3)Represents matching contributions to our 401(k) plan and any dividends earned and paid on RSUs held by the NEO.
Overview of Executive Compensation Program; Components of Compensation
Our executive compensation program is designed to retain, motivate, and reward our NEOs and other executive officers for their performance and contribution to our long-term success. We seek to compensate our NEOs and other executive officers by combining short and long-term incentives. We also seek to reward the achievement of corporate and individual performance objectives, and to align the interests of our NEOs and other executive officers with those of our stockholders by rewarding the creation of long-term value through equity-linked compensation. We tie individual goals to the area of the NEO’s primary responsibility. These goals may include the achievement of specific financial or business development goals. We set corporate performance goals that reach across various business areas and include achievements in finance/business development and corporate development.
Executive compensation consists primarily of three elements: base salary, annual incentive awards, and long-term incentive awards. Each element of compensation is described in more detail below.
Independent Compensation Consultant
In April 2023, the Compensation Committee engaged an independent compensation consultant, FW Cook, at the Company’s expense. The Compensation Committee has determined that FW Cook meets the requirements for independence under current SEC rules and Nasdaq listing standards and no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.
FW Cook assisted the Compensation Committee in: 1) identifying a peer group of 16 publicly traded or similar utility companies, that are broadly representative of the Company’s competition for business investment, customers, and talent; 2) assessing the competitiveness of annual pay levels for NEOs compared to the peer group; and 3) examining long-term incentive awards compared to the peer group market.

The companies included in the 16 member peer group were as follows:

Peer Companies
American States Water Company	Artesian Resources Corporation	California Water Service Group	Chesapeake Utilities Corporation
Consolidated Water Co. Ltd.	Genie Energy Ltd.	Middlesex Water Company	Northwest Natural Holding Company
Otter Tail Corporation	Pure Cycle Corporation	RGC Resources, Inc.	SJW Group
Suburban Propane Partners, L.P.	Unitil Corporation	Via Renewables	The York Water Company
The analysis issued in August 2023 by FW Cook of market data determined that the average target annual compensation for NEOs (which includes base salary and annual incentive awards) was below the 25th percentile of the peer group. Our Board of Directors believes, and the compensation consultant’s analysis supports, that base salary, annual incentive awards, and long-term incentive awards for NEOs are competitive with the peer group and fairly reflects individual performance and contribution.
In addition, the FW Cook analysis provided insight on common practices related to the compensation of board members. To better align the Company's practices with the analysis results, meeting attendance fees were removed and changes to the Company's director compensation program were made in 2024.
Base Salary
Base salaries for our NEOs are established based on the scope of their responsibilities and their prior relevant experience, considering competitive market compensation paid by other companies in our industry for similar positions and the overall market demand for such executives at the time of hire. Subject to the provisions of his or her employment agreement (if any), an executive’s base salary is also determined by reviewing the executive’s other forms of compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.
The base salaries for Messrs. Fleming, Liebman, and Krygier are dictated by the terms of their employment agreements. See “Employment Agreements” below for additional information, including the base salaries for the NEOs, effective January 1, 2025.
Base salaries of our NEOs are reviewed annually and, subject to the provisions of our employment agreements with the NEOs (if any), may be increased for merit reasons based on any NEO’s success in meeting or exceeding individual objectives. Additionally, base salaries may be adjusted as warranted throughout the year for promotions or other changes in the scope or breadth of a NEO’s role or responsibilities. In alignment with the results of the FW Cook analysis, discussed in the previous section, and following the recommendation of the Compensation Committee, the Board approved a five percent increase to the base salary of Ron L. Fleming, Michael J. Liebman, and Christopher D. Krygier for 2025.
Annual Incentive Awards
The compensation program provides for an annual incentive award designed to reward our NEOs for their individual and corporate performance in a given fiscal year. The Compensation Committee assesses the level of the NEO’s achievement of company-wide goals. The annual incentive award is generally paid in cash and RSUs, as specified in an NEO’s employment agreement. In 2025 and 2024, the annual incentive awards given to Messrs. Fleming, Liebman, and Krygier were payable 50% in cash and 50% in the form of RSUs. The RSUs are units whose value tracks the performance of the Company’s common shares and give rise to a right to receive a cash payment, the value of which, on a particular date, will be the market value of the equivalent number of the Company’s common shares at that date. Holders of such RSUs are credited with dividend equivalents when and if dividends are paid on the common shares using the market value of the Company’s common shares on the trading day immediately prior to the dividend record date.
2025 Incentive Program
The Compensation Committee, together with our Board of Directors, sets performance objectives and targets on an annual basis. Our 2025 Incentive Program was designed to allow us to pursue the Company’s strategic initiatives, operations, customer service, and compliance and safety mandates. The 2025 Incentive Program incorporated company-wide goals that were required to be satisfied at specified levels in order for an NEO to receive payments in respect of awards made under the Incentive Program.

Company Goals
The 2025 Incentive Program incorporated “components” (determining the size of the incentive pool on a weighted-average basis based on his or her targeted award percentage). The components and the Company’s levels of achievement relating thereto in 2025, are summarized below:
Components

Description	Target(s)		% of Incentive Pool	Outcome	Achievement Level
Component 1	Compliance and Safety are the Company's primary mandates, as such they are an individual component in our incentive compensation program. Compliance has discrete objectives(1), each event reduces the component by 25%; Safety Program and IT metrics are based on performance criteria established in the program.		25.00%	1 Compliance Event Achieved Safety Goals	18.75%
Component 2	The Board of Directors believes that all stakeholders benefit from establishing financial budgets as a management tool. Efficiency and stability limit impacts to rates and allow for lower cost of capital. This component weighs the Company's performance against approved Further Adjusted EBITDA budget for 2025 of $24.3 million.(2)		25.00%	Actual Further Adjusted EBITDA was $23.5 million - achieved 50% of payout scale	12.50%
	Further Adjusted EBITDA(2) Ranges < $23.1 million $23.1 - $24.0 million > $24.0 million > $24.3 million (budget stretch goal)	Payout Scale 0% 50% 75% 100%
Component 3	It is important to all stakeholders for necessary Capital Improvement Projects to be completed on schedule and within budget: Cap Ex Budget approved through year end 2025 = $65.9 million (this excludes new growth or acquisition Cap Ex). Any overage will be offset against this pool by a ratio of the overage to the budget.		25.00%	Actual Cap Ex was $58.6 million - achieved 100% of payout scale	25.00%
Component 4	This is a board discretionary component, and is based on overall operational performance of the Company including customer service, regulatory and environmental compliance, health & safety, water loss metrics, etc.		25.00%	Board awarded full amount of discretionary component	25.00%
TOTALS			100.00%		81.25%
(1)The four discrete safety objectives to which we are measured are as follows: (1) completion of monthly online training, (2) quarterly safety committee participation, (3) quarterly employee safety tailgate meetings, and (4) achievement of quarterly goals.
(2)EBITDA is defined as net income before interest, income taxes, depreciation, and amortization. Further Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) expense related to share-based compensation awards made to employees and the board of directors; (iii) disposal of assets, as applicable; (iv) acquisition costs; (v) Buckeye earnout, and (vi) allowance for equity funds used during construction.
Target Annual Incentive Awards for 2025

The target annual incentive awards for fiscal 2025 were determined as a percentage of base salary, as set out below:

Name	2025 Salary ($)	2025 Target Incentive Award as Percentage of Base Salary	(1)
Ron L. Fleming	385,000	100%
Michael J. Liebman	308,000	80%
Christopher D. Krygier	275,000	45%
(1)Under their respective employment agreements, Messrs. Fleming, Liebman, and Krygier are eligible to receive a target incentive award up to 100%, 80%, and 45%, respectively, of their respective base salary.
Achievement Levels and Outcomes Under 2025 Incentive Program
Based on actual outcomes in respect of the “components” comprising our 2025 Incentive Program, 81.25% of the overall incentive pool was earned by each of our NEOs. The cash portion of this award for each NEO is reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and the RSU portion of this award is reflected in the Summary Compensation Table under the heading “Stock Awards.”

Long-Term Incentive Awards
The compensation program includes long-term incentive awards that are designed to reward our NEOs and other executive officers for our overall performance and strengthen the long-term view and alignment of interests between our NEOs (and other executive officers) and our stockholders by linking their holdings and a portion of their compensation to the future value of our equity securities. The Company primarily grants long-term incentive awards through RSUs. The Compensation Committee, together with our Board of Directors, sets performance objectives and targets. Previous grants are not necessarily taken into account when considering new grants. As discussed below, the 2020 Incentive Plan replaced the Company’s prior equity plans, including the Global Water Resources, Inc. Phantom Stock Unit Plan (the "PSU Plan"). As a result, following the effective date of the 2020 Incentive Plan on May 7, 2020, long-term incentive awards are no longer granted in the form of PSUs.
2020 Omnibus Incentive Plan
On May 7, 2020, the Company's stockholders approved the 2020 Incentive Plan. The 2020 Incentive Plan provides for the grant of stock options, SARs, restricted stock, RSUs, performance shares, performance units, and stock grants. Awards may be granted in tandem with other awards. The 2020 Incentive Plan replaced the Company’s prior equity plans, including the Global Water Resources, Inc. 2018 Stock Option Plan, Global Water Resources, Inc. Deferred Phantom Stock Unit Plan, Global Water Resources, Inc. Phantom Stock Unit Plan, and Global Water Resources, Inc. First Amended and Restated Stock Appreciation Rights Plan (the "Prior Plans"). No further awards will be made under the Prior Plans following the approval of the 2020 Incentive Plan. The Prior Plans will remain in effect until all awards granted under such plans have been exercised, forfeited or cancelled or have otherwise expired or terminated.
Restricted Stock Compensation
The 2020 Incentive Plan allows restricted stock awards as a form of compensation. RSAs represent the right to receive a share of the Company's common stock. Pursuant to their Employment Agreements (as defined below) and subject to their continued employment, in May 2025, Messrs. Fleming, Liebman and Krygier received a grant of 10,000, 8,333 and 6,667 shares of restricted stock, respectively, which vest in May 2026. See "Employment Agreements" below for additional information regarding restricted stock compensation under the Employment Agreements.
Equity Award Grant Policies and Practices
While the granting of equity awards to officers, directors and other employees is not expressly addressed in our insider trading policy as described under "Corporate Governance-Insider Trading Policy," the Company follows the same principles set forth in such policy when granting equity awards, including stock options, SARs and similar instruments, to its officers, directors and other employees with access to material nonpublic information. Typically, equity awards are issued on a pre-determined schedule specified in employment agreements. Generally, the Board of Directors or Compensation Committee does not approve grants of such awards close in time to the disclosure of material nonpublic information and does not take material nonpublic information into account when determining the timing and terms of such awards. Further, the Company does not have a policy or practice of timing the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
The Company did not award stock options, SARs or similar instruments in 2025 or in relation to 2025 performance.
Employment Agreements
The Company entered into new employment agreements with each of Messrs. Fleming, Liebman and Krygier in December 2024 (the "Employment Agreements"). Unless terminated earlier in accordance with its terms, each of the Employment Agreement's terms continues until January 1, 2028, and will automatically renew for one or more additional 12-month periods unless either the Company or the executive provides notice prior to the end of the then-current term.
Pursuant to the Employment Agreements, effective January 1, 2025, Messrs. Fleming, Liebman and Krygier are entitled to receive an annual base salary of $385,000, $308,000 and $275,000, respectively. As of January 1, 2026, the annual base salary for Messrs. Fleming, Liebman and Krygier will increase to $402,500, $322,000 and $287,500, respectively, for the 2026 and 2027 calendar years. The Board (or its Compensation Committee) may review the base salaries on an annual basis to determine whether any additional increases are appropriate.
In addition, Messrs. Fleming, Liebman and Krygier are entitled to annual incentive compensation as determined (a) in the discretion of the Board (or its Compensation Committee) or (b) pursuant to any incentive compensation program adopted by the Company from time to time. For each calendar year, Messrs. Fleming, Liebman and Krygier will be eligible to receive up to 100%, 80% and 45%, respectively, of their base salaries as target incentive compensation in the form of a cash bonus and/or RSUs in the discretion of the Compensation Committee, with no more than 50% of the incentive compensation being paid in the form of RSUs for 2025 and 2026. For 2027 and each year thereafter, 100% of the incentive compensation shall be paid in the form of cash.
Messrs. Fleming, Liebman and Krygier are also each respectively entitled to restricted stock grants of 10,000, 8,333, and 6,667, respectively, on each of May 5, 2025 and May 5, 2026, in each case, with such restricted stock vesting on May 8th of the year following the date of grant. For 2027 and each year thereafter, the executives are each respectively entitled to grants of restricted stock in an amount equal to 50% of their then-current annual base salary, provided each executive remains employed on the last day of the applicable calendar year, with such restricted stock vesting in three substantially equal annual installments beginning on December 15th following the date of grant. Any grant of restricted stock shall be subject to the terms of the 2020 Incentive Plan and the award agreement relating to the restricted stock, as well as continued employment through the respective grant date.
For additional information regarding a termination of employment and a change of control with respect to the Company pursuant to the Employment Agreements, see below under “Termination and Change of Control.”
Termination and Change of Control
Pursuant to the Employment Agreements, effective January 1, 2025, if either Messrs. Fleming’s, Liebman’s or Krygier's employment is:
•voluntarily terminated by the executive without Good Reason (as defined in each Employment Agreement) or if the Company terminates the executive’s employment for Cause (as defined in each Employment Agreement), then (i) the Company will be obligated to pay the executive’s then current base salary through the date of termination and any incentive compensation earned in previous years but not yet paid; and (ii) no incentive compensation shall be payable for the year in which the termination occurs. In addition, any unvested equity-based awards shall be forfeited.
•voluntarily terminated by the executive with Good Reason, or if the Company terminates the executive’s employment without Cause (including by providing notice of non-renewal), then (i) the Company will be obligated to pay the executive’s then current base salary through the date of termination and any incentive compensation earned in previous years but not yet paid; (ii) no incentive compensation shall be payable for the year in which the termination occurs (except if the termination occurs during the last six months of the Company’s fiscal year, the executive may be entitled to certain pro rata payments); (iii) if the executive timely and properly elects continuation coverage under COBRA, the Company shall reimburse the executive for the COBRA premiums as specified in the Employment Agreements; (iv) any equity based awards previously granted will become fully vested and exercisable and all restrictions on restricted awards will lapse; and (v) the Company will pay Messrs. Fleming, Liebman and Krygier an amount equal to 6 times, 5.4 times and 4.35 times, respectively, their current base salary as of the date of termination.
If either Messrs. Fleming, Liebman or Krygier terminates their employment with the Company with Good Reason, or if the Company terminates the executive’s employment without Cause within 24 months following a Change of Control (as defined in each Employment Agreement) of the Company, the executive will be entitled to a lump-sum cash payment equal to 6 times, 5.4 times and 4.35 times, respectively, their current base salary as of the date of the Change of Control. In addition, all outstanding equity or stock price-based awards previously granted to the executive will become fully vested and exercisable and all restrictions on restricted awards will lapse upon any Change of Control, regardless of whether the executive remains employed by the Company or its successor following the Change of Control.
The Employment Agreements also contain a “best-net” provision, which provides that if Internal Revenue Code Section 280G applies to the payments and such payments trigger an excise tax, then the payments may be reduced to an amount that will not trigger the excise tax, if such reduction would result in a greater amount paid to the executive.
The payments due on termination of employment and termination following a Change of Control are subject to the requirement that Messrs. Fleming, Liebman or Krygier, as the case may be, execute a release agreement in a form requested by the Company.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table sets forth information concerning outstanding equity awards at December 31, 2025 for each of our NEOs:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested ($)(1)
Ron L. Fleming	93,000	(2)	—	$9.40	8/10/2027
	30,000	(3)	—	$11.26	8/13/2029
						20,903	(4)	156,354
						11,001	(5)	92,958
						4,456	(6)	37,650
						10,000	(7)	84,500
Michael J. Liebman	73,000	(2)	—	$9.40	8/10/2027
	25,000	(3)	—	$11.26	8/13/2029
						13,378	(4)	100,067
						7,038	(5)	59,471
						2,853	(6)	24,107
						8,333	(7)	70,414
Christopher D. Krygier						6,719	(4)	50,258
						3,543	(5)	29,938
						1,428	(6)	12,067
						6,667	(7)	56,336
(1)Represents the value based upon the number of shares awarded multiplied by the closing price on December 31, 2025 (the last trading day of fiscal 2025) of $8.45 per share.
(2)Represents stock options granted on August 10, 2017, which were fully vested as of August 10, 2021. The options give the holder the right to purchase the Company's common stock for $9.40 per share.
(3)Represents stock options granted on August 13, 2019, which were fully vested as of August 13, 2023. The options give the holder the right to purchase the Company's common stock for $11.26 per share.
(4)Represents 20,903, 13,378, and 6,719 RSUs granted on March 20, 2026 to Mr. Fleming, Mr. Liebman, and Mr. Krygier, respectively, pursuant to our 2025 Incentive Program based on performance goals achieved as of December 31, 2025. The RSUs vest ratably over 12 consecutive quarters from the beginning of the grant date. These RSUs were earned for performance in fiscal year 2025 and are presented in this table as if they were outstanding on December 31, 2025.
(5)Represents 16,509, 10,566, and 5,307 RSUs granted on March 21, 2025 to Mr. Fleming, Mr. Liebman, and Mr. Krygier, respectively, pursuant to our 2024 Incentive Program based on performance goals achieved as of December 31, 2024. The RSUs vest ratably over 12 consecutive quarters from the beginning of the grant date.
(6)Represents 13,379, 8,563, and 4,284 RSUs granted on March 31, 2024 to Mr. Fleming, Mr. Liebman, and Mr. Krygier, respectively, pursuant to our 2023 Incentive Program based on performance goals achieved as of December 31, 2023. The RSUs vest ratably over 12 consecutive quarters from the beginning of the grant date.
(7)Represents 10,000, 8,333, and 6,667 shares of restricted stock granted on May 5, 2025 to Mr. Fleming, Mr. Liebman, and Mr. Krygier, respectively, pursuant to their respective Employment Agreement. The restricted stock vests on May 8, 2026.

Pay Versus Performance

Year	Summary Compensation Table Total for PEO(1)(2) ($)	Compensation Actually Paid to PEO(3) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(1)(2) ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(4) ($)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return(5) ($)	Net Income ($) (in thousands)
2025	819,403	725,244	534,370	481,482	62.34	2,957
2024	753,670	688,448	465,419	429,303	84.51	5,789
2023	718,727	669,484	446,457	410,016	87.82	7,982
(1)In 2025, 2024, and 2023, Ron L. Fleming was the Principal Executive Officer ("PEO") and the remaining NEOs consisted of Michael J. Liebman, Chief Financial Officer and Corporate Secretary, and Christopher D. Krygier, Chief Operating Officer.
(2)Reported pay based on total compensation reported in the Summary Compensation Table. Reported pay for 2025, 2024, and 2023 includes the grant date fair value of stock awards calculated in accordance with ASC 718, "Compensation-Stock Compensation."

(3)In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Fleming's total compensation for each year to determine the "compensation actually paid":

Year	Reported Summary Compensation Table Total for PEO ($)	Less: Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)
2025	819,403	(259,252)	165,093	725,244
2024	753,670	(183,750)	118,528	688,448
2023	718,727	(175,000)	125,757	669,484
a.Represents the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
b.The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:
c.

Year	Year End Fair Value of Equity Awards Granted in the Applicable Year and Unvested at Year End ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Applicable Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Applicable Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Applicable Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2025	240,854	(43,073)	—	(32,688)	—	—	165,093
2024	183,750	(52,635)	—	(12,587)	—	—	118,528
2023	175,000	(6,439)	—	(42,804)	—	—	125,757
(4)In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the NEOs as a group (excluding our PEO) for each year to determine the average “compensation actually paid” to the NEOs as a group (excluding our PEO), using the same methodology described above in footnote (3).

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Less: Average Reported Value of Equity Awards(a) ($)	Average Equity Award Adjustments(b) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	534,370	(152,336)	99,447	481,482
2024	465,419	(88,331)	52,215	429,303
2023	446,457	(84,013)	47,571	410,016
a.Represents the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
b.The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Applicable Year and Unvested at Year End ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Applicable Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Applicable Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Applicable Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2025	138,538	(20,707)	—	(18,383)	—	—	99,447
2024	88,331	(15,600)	—	(20,516)	—	—	52,215
2023	84,125	(7,683)	—	(28,871)	—	—	47,571
(5)Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.

Relationship Between Compensation Actually Paid and Performance

Compensation Actually Paid vs. Net Income
Compensation Actually Paid (thousands)
750
500
250
—
10,000
5,000
—
Net Income (thousands)
2023
2024
2025
PEO
Average for Non-PEO NEOs
Net Income

Compensation Actually Paid vs. Company TSR
Compensation Actually Paid (thousands)
750
500
250
—
100
50
0
Cumulative TSR (value of initial $100 investment)
2023
2024
2025
PEO
Average for Non-PEO NEOs
TSR

PROPOSAL THREE – ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Under Section 14A of the Exchange Act, our stockholders are entitled to a non-binding, advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. As discussed in more detail in the section entitled “Executive Compensation” in this proxy statement, we have designed our executive compensation program to align our executive officers’ interests with those of our stockholders and to retain, motivate, and reward our executive officers for their performance and contribution to our long-term success. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. As selected by our stockholders at the 2022 Annual Meeting of Stockholders and approved by our Board, the say-on-pay vote is currently held on an annual basis. Accordingly, we expect to hold the next say-on-pay vote at our 2027 Annual Meeting of Stockholders.
The Board endorses our executive compensation program and recommends that the stockholders vote in favor of the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and the narrative discussion, is hereby approved.
Because your vote is advisory, it will not be binding upon us, the Board or the Compensation Committee. However, we value our stockholders’ opinions, and the Board and the Compensation Committee will consider the outcome of this proposal when determining future executive compensation arrangements.
Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.
STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING
For inclusion in the proxy materials to be distributed for the 2027 Annual Meeting of Stockholders pursuant to Exchange Act Rule 14a-8 promulgated by the SEC, a stockholder proposal must be submitted in writing and received by the Company’s Corporate Secretary on or before December 4, 2026.
The Company’s Amended and Restated Bylaws further provide that a stockholder proposal relating to the nomination of a person for election as a director at the 2027 Annual Meeting of Stockholders or a stockholder proposal of other business that is not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at the 2027 Annual Meeting of Stockholders, must be submitted in writing and received by the Company’s Corporate Secretary no earlier than January 14, 2027 and no later than February 13, 2027. Please refer to the advance notice provisions of the Company’s Amended and Restated Bylaws for additional information and requirements regarding stockholder nominations or other stockholder proposals.
In addition to satisfying the deadlines in the advance notice provisions of Company's Amended and Restated Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide the Company notice that sets forth the additional information required by Rule 14a-19(b) under the Exchange Act to comply with the SEC’s universal proxy rules.
Any proposals or notices described above must be delivered to the Company’s Corporate Secretary at our mailing address: Global Water Resources, Inc., 21410 North 19th Avenue, Suite 220, Phoenix, Arizona 85027, Attention: Corporate Secretary, or electronically: email:corporatesecretary@gwresources.com.
The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Company’s Amended and Restated Bylaws and SEC requirements for submitting a proposal or nomination. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.
OTHER MATTERS
Annual Report
Our Annual Report on Form 10-K for the 2025 fiscal year accompanies this proxy statement.
A copy of the 2025 Form 10-K report as required to be filed with the SEC, excluding exhibits, will be mailed to stockholders without charge upon written request at our mailing address: Global Water Resources, Inc., 21410 North 19th Avenue, Suite 220,

Phoenix, Arizona 85027, Attention: Corporate Secretary. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2025 Form 10-K is also available through the SEC’s website (www.sec.gov).
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who may be deemed to own beneficially more than 10 percent of our stock to file initial reports of ownership and reports of changes in ownership with the SEC. We have adopted procedures to assist our directors and executive officers in complying with Section 16(a) requirements, including assisting directors and executive officers with preparing and filing statements on Form 3, Form 4, and, if applicable, Form 5. Based on our review of Section 16(a) forms filed electronically with the SEC and related written representations from reporting persons, all Section 16(a) filings applicable to directors, officers, and 10% stockholders were filed on a timely basis during the most recent fiscal year other than:

Section 16 Officer, Director, or 10% Beneficial Owner	Total Late Forms	Total Late Transactions
Andrew Cohn	9	9
Brett Huckelbridge	1	1
Christopher D. Krygier	4	4
David Rousseau	1	1
Debra G. Coy(1)	1	1
Joanne Ellsworth(2)	3	3
John Carroll Lenderking	4	4
Jonathan L. Levine	1	1
Jonathan C. Corwin	4	4
Michael J. Liebman	4	4
Richard M. Alexander	1	1
Ron L. Fleming	4	4
Steven Brill	3	3
(1)Effective December 31, 2025, Ms. Coy retired from the Board of Directors.
(2)As of March 31, 2025, Ms. Ellsworth transitioned out of her role as Executive Vice President of Corporate Affairs but continues to be employed by the Company in a non-executive officer capacity.
Code of Ethical Business Conduct
We have adopted a written code of ethical business conduct that applies to all directors, officers, and employees, including the Chief Executive Officer and Chief Financial Officer. Our policies and practices include ethical and legal standards which must be followed by employees in conducting our business. Compliance with laws and regulations is specifically required. A current copy of the code is posted on our website, which is located at www.gwresources.com under “Investors – Corporate Governance” and may be obtained without charge from our Corporate Secretary at our mailing address: Global Water Resources, Inc., 21410 North 19th Avenue, Suite 220, Phoenix, Arizona 85027. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.
Stockholder Communications
Stockholders may communicate with our Board of Directors by writing to Global Water Resources, Inc., Board of Directors, Attention: Corporate Secretary, 21410 North 19th Avenue, Suite 220, Phoenix, Arizona 85027. In general, any stockholder communication about bona fide issues concerning the Company delivered to the Corporate Secretary for forwarding to the Board of Directors or specified member(s) will be forwarded in accordance with the stockholder’s instructions.
Other Matters before the Annual Meeting
As of the date of this proxy statement, we know of no other business likely to be brought before the Annual Meeting. If other matters do come before the Annual Meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V90899-P47148

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

GLOBAL WATER RESOURCES, INC.

	For All	Withhold All	For All Except	
The Board of Directors recommends you vote "FOR" the election of each of the director nominees listed below in proposal 1 and "FOR" proposals 2 and 3.	☐	☐	☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ________

1. Election of Directors

01) Ron L. Fleming
02) Richard M. Alexander
03) Andrew M. Cohn
04) Brett Huckelbridge
05) Jonathan L. Levine
06) David Rousseau
07) Christa Steele

	For	Against	Abstain
2. Company proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2026.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of the company's named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted as indicated, or if no direction is indicated, will be voted "FOR" the election of each of the director nominees listed in proposal 1, "FOR" proposal 2, "FOR" proposal 3, and in the proxies' discretion on any other matters coming before the meeting. This proxy is solicited on behalf of the Board of Directors.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V90900-P47148

GLOBAL WATER RESOURCES, INC.

The undersigned appoints Ron L. Fleming and Michael J. Liebman, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Global Water Resources, Inc. held of record by the undersigned at the close of business on March 17, 2026 at the Annual Meeting of Stockholders of Global Water Resources, Inc. to be held on May 14, 2026, or at any adjournment thereof.

This proxy when properly executed will be voted as indicated. if no contrary indication is made, the proxy will be voted "FOR" the election of each of the seven nominees to the board of directors, "FOR" proposal 2, "FOR" proposal 3, and in accordance with the judgement of the persons named as proxy herein on any other matters that may properly come before the annual meeting. This proxy is solicited on behalf of the Board of Directors.

(Continued and to be marked, dated and signed, on the other side)